Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-118399 and 333-33684 on Forms S-8 and in Registration Statement Nos. 333-120357 and 333-31326 on Forms S-3 of our report, dated February 23, 2005, relating to the financial statements and financial statement schedule of Vectren Corporation, and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 2, 2005